Exhibit 10.17

RETIREMENT PLAN FUNDING AND SETTLEMENT AGREEMENT

AGREEMENT dated as of July 8, 2003, between AMPEX CORPORATION, a Delaware corporation (“Ampex”) and QUANTEGY INC., an Alabama corporation (“Quantegy”).

WITNESSETH

WHEREAS, pursuant to a Stock Purchase Agreement (“Stock Purchase Agreement”) dated as of November 10, 1995, among Ampex, Quantegy Acquisition Corp., Ampex Media Holdings Incorporated, Ampex Media Corporation, and Ampex Recording Media Corporation, Quantegy Acquisition Corp. acquired all of the issued and outstanding shares of common stock of Ampex Media Holdings Incorporated;

WHEREAS, pursuant to an Assumption and Substitution Agreement also dated as of November 10, 1995, between Ampex and Ampex Media Corporation, Ampex assumed, and succeeded Ampex Media Corporation as sponsor of, the Ampex Media Corporation Retirement Plan (“Pension Plan”);

WHEREAS, pursuant to Section 4.5 of the Stock Purchase Agreement, Quantegy is obligated to pay to the trustee of the Pension Plan an amount (“Pension Plan’s Minimum Funding Contribution”) determined in accordance with certain provisions and procedures specified in Section 4.5 of the Stock Purchase Agreement;

WHEREAS, pursuant to Section 7.8 of the Stock Purchase Agreement, the Stock Purchase Agreement may be amended, modified or supplemented by a written instrument executed by the parties; and

WHEREAS, Ampex and Quantegy wish fully to resolve and settle certain outstanding issues relating to Quantegy’s obligation to pay the Pension Plan’s Minimum Funding Contribution (as defined in Section 4.5 (c)(iii) of the Stock Purchase Agreement) with respect to the 2003 plan year of the Pension Plan;

NOW, THEREFORE, the parties hereto agree as follows:

1.  In full settlement of the amount of $2,170,203 due from Quantegy, with respect to the 2003 plan year, Quantegy will execute a promissory note (“Promissory Note”), substantially in the form of Exhibit A to this Agreement, in favor of Ampex providing for, among other things: (a) a principal amount of $2,170,203; (b) interest accruing from September 1, 2004 (or, in the event a quarterly cash contribution to the pension plan is required to be made prior to September 1, 2004, such earlier date) at a rate equal to the greater of (i) the prime rate at Citibank N.A. plus 3%, or (ii) 7.25%, per annum, such interest rate to be adjusted quarterly, compounded monthly, and (c) payment equal to $74,000 per month will be made until such time as the principal and interest are paid in full. The monthly ($74,000) payment will first be applied to the payment of any unpaid and accrued enforcement and collection costs incurred by the holder of the Promissory Note, if any, then to the payment of principal and then to the accrued interest. Such monthly installments shall be due and payable on the last business day of each month beginning with March 30, 2004 and ending at such time as the Promissory Note and all accrued interest thereon is paid in full. The foregoing description of the Promissory Note is qualified in its entirety by reference to the Promissory Note, the terms of which are incorporated herein as if fully set forth herein.

2.  If and when Quantegy is required to make any quarterly cash contribution (a “Quarterly Contribution”) to the Pension Plan pursuant to Section 412(m) of the Internal Revenue Code of 1986, as amended, or Section 302(e) of the Employee Retirement Income Security Act of 1974, when the amount of such Quarterly Contributions become known, in full settlement of the amount of such Quarterly Contributions, the amount thereof shall be added to the Principal Sum (as such term is defined in the Promissory Note) and Quantegy shall have no further obligation to Ampex or the Pension Plan with regard to such Quarterly Contributions. Quantegy agrees to execute and deliver to Ampex an amended Promissory Note reflecting the amount of such quarterly contribution.

3.  Except as specifically provided herein, the provisions of Section 4.5 of the Stock Purchase Agreement and all other provisions of the Stock Purchase Agreement shall remain in full force and effect as if this Agreement had not been entered into by the parties. This Agreement, Section 4.5 of the Stock Purchase Agreement, and other applicable provisions of the Stock Purchase Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements, understandings, statements or representations, oral or in writing, of the parties relating thereto. Nothing herein shall supercede or affect the obligations of Quantegy under the existing Retirement Plan Funding and Settlement Agreement dated January 18, 2001, between Ampex and Quantegy.

4.  This Agreement may not be amended except by means of a written instrument signed by an authorized representative of the parties hereto.

5.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.

6.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, to the extent that those laws are not superseded by any law of the United States. Quantegy consents to the jurisdiction of any state or federal court sitting in the County any State of New York in any suit concerning this Agreement or the Promissory Note.

7.  Upon the occurrence of a failure by Quantegy to pay when due any obligation hereunder or in the timely performance by Quantegy of any other obligations hereunder or under the Promissory Note, and the continuance of such failure uncured for five business days following delivery of notice to Quantegy of such failure from Ampex, or in the event of any voluntary or involuntary bankruptcy filing by or against Quantegy, all of Quantegy’s obligations hereunder and under the Promissory Note shall become and be forthwith due and payable.

8.  If a default by Quantegy in its obligation hereunder or under the Promissory Note occurs, Ampex may exercise all rights and remedies which it may be hereunder or under the Promissory Note or at law or in equity or otherwise. All such remedies shall be cumulative and not exclusive.

9.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AMPEX CORPORATION 135 East 57th Street New York, New York 10022

By:	/S/ CRAIG MCKIBBEN
Name: Craig McKibben Title: V.P.

QUANTEGY INC. P.O. Box 190 Opelika, Alabama 36803-0190

By:	/S/ STUART SUSSMAN
Name: Stuart Sussman Title: Chief Financial Officer

EXHIBIT A

NOTE

$2,170,203Opelika, Alabama

July 8, 2003

FOR VALUE RECEIVED, QUANTEGY INC. (the “Maker”), promises to pay to the order of AMPEX CORPORATION (along with any other holder of this promissory note, the “Holder”), the principal sum of TWO MILLION ONE HUNDRED SEVENTY THOUSAND TWO HUNDRED THREE DOLLARS ($2,170,203) (the “Principal Sum”) together with interest thereon at the rate hereinafter provided, in accordance with the following:

a.	General. This Note is the “Promissory Note” referred to in, and issued pursuant to, that certain Retirement Plan Funding and Settlement Agreement, dated as of July 8, 2003 by and between AMPEX CORPORATION and QUANTEGY INC. (the “Settlement Agreement”).

b.	Interest. Interest will accrue from September 1, 2004 (or, in the event that a quarterly cash contribution to the pension plan is required to be made prior to September 1, 2004, such earlier date) on the unpaid balance at a rate equal to the greater of (i) the prime rate at Citibank N.A. plus 3%, or (ii) 7.25%, per annum, such interest rate to be adjusted quarterly, compounded monthly. To the extent permitted by law, in the event of any default under this Note or the Settlement Agreement, while such default is continuing, all principal, interest, fees, indemnities and other obligations of the Maker under this Note (including, without limitation, accrued interest hereunder) shall bear interest for each day until paid (before and after judgment), payable on demand at a rate equal to the higher of (x) the rate specified in clause (i) above or (y) 9.5% per annum.

c.	Installment Payments. This Note shall be payable in equal consecutive monthly installments, each such payment to be in the amount of seventy four thousand dollars ($74,000.00). The first installment will be due March 30, 2004 and subsequent installments will be due on the last business day of each month thereafter, until such time as the principal and interest are paid in full.

d.	Application and Place of Payments. All payments including permitted prepayments made on account of this Note shall be applied first to the payment of any unpaid and accrued enforcement and collection costs incurred by the Holder hereunder, if any, second to the payment of the unpaid principal sum hereof, and third, to the payment of accrued interest hereon. All payments on account of this Note shall be made without setoff, counterclaim or other deduction or defense of any kind or nature whatsoever, and shall be paid by wire transfer of federal funds, in accordance with the following wire transfer instructions:

Citibank, N.A.

ABA #021000089

Account Name: Ampex Corporation

Account No: 96419446

or such other place as the Maker may be directed in writing by Holder.

e.	Acceleration. In the event of any failure by Quantegy to pay when due any obligation hereunder or in the timely performance by Quantegy of any other obligations under this Note, and the continuance of such failure uncured for five business days following delivery of notice to Quantegy of such failure from Ampex, or in the event of any voluntary or involuntary bankruptcy filing by or against Quantegy, all of the principal and interest and other amounts payable by Quantegy hereunder shall immediately become and be forthwith due and payable.

f.	Prepayment. The Maker may prepay the unpaid portion of the Principal Sum at any time without premium or penalty.

g.	Additional Principal. This Note may be amended from time to time to add to the Principal Sum in accordance with Section 2 of the Settlement Agreement.

h.	Expenses. The Maker promises to pay the Holder, on demand by the Holder, all reasonable costs and expenses incurred by the Holder in connection with the collection and enforcement of this Note, including, without limitation, all reasonable attorneys’ fees and expenses and all court costs.

i.	Miscellaneous. Each right, power, and remedy of the Holder as provided for in this Note or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or now or hereafter existing under any applicable law, and the exercise or beginning of exercise by the Holder of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Holder of any or all such other rights, powers, or remedies. No failure or delay by the Holder to insist upon the strict performance of any term, condition, covenant, or agreement of this Note, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Holder from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Note, the Holder shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare a default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Note shall refer to this Note as a whole and not to any particular provision of this Note. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.

j.	Captions: Partial Invalidity. The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Note. In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained n this Note, but only to the extent it is invalid, illegal, or unenforceable.

k.	Governing Law. Without in any way limiting any additional rights and remedies which the holder may have under the laws of any other jurisdiction, this Note is to be governed by, construed under, and enforced according to, the laws of the state of New York with the same force and effect as if this Note had been executed, delivered, administered and repaid solely within New York. Quantegy consents to the jurisdiction of any state or federal court sitting in the County and State of New York in any suit concerning this Note.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed as of the date first written above.

QUANTEGY INC.

By:	/S/ STUART SUSSMAN
Name: Stuart Sussman Title: Chief Financial Officer

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